UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 19, 2013

NEOGENOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip Code)

(239) 768-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2013, the board of directors (the “Board”) of NeoGenomics, Inc., a Nevada corporation (the “Company”) appointed Mr. Steven A. Ross to serve as Chief Information Officer of the Company until his successor is duly appointed, qualified and seated or until his earlier resignation or removal. Mr. Ross, will be responsible for the overall management of the Company’s information systems and information technology infrastructure. Prior to joining the Company, Mr. Ross served as Vice President Technology at Chico’s FAS, Inc. during the period from 2003 to 2013 where he participated in the direction of all information technology resource planning, budgeting, technology associate development coaching and operation initiatives for the $2.5 billion dollar global consumer products company. Mr. Ross, age 49, has his Bachelor of Science from New Mexico State University. Mr. Ross does not have any family relationships with any of the Company’s other officers or directors.

Also, on April 19, 2013, NeoGenomics Laboratories, Inc., a wholly-owned subsidiary of the Company (“NeoGenomics Laboratories”), and Mr. Ross entered into an offer letter (the “Offer Letter”) with respect to Mr. Ross’s employment as Chief Information Officer of NeoGenomics Laboratories. The Offer Letter provides that Mr. Ross’s start date would be on April 22, 2013 and that his salary would be $240,000 per year. Beginning with the fiscal year ending December 31, 2013, Mr. Ross is also eligible to receive an incentive bonus payment which will be targeted at thirty percent (30%) of his base salary based on complete (100%) achievement of goals set forth by the CEO of NeoGenomics Laboratories and approved by the Board for such fiscal year. Mr. Ross is also entitled to participate in all medical and other benefits that NeoGenomics Laboratories has established for its employees. Mr. Ross will also be eligible for up to four (4) weeks of paid time off per year. Also if Mr. Ross is terminated without cause NeoGenomics Laboratories agrees to maintain his salary and benefits for a period of six (6) months.

The Offer Letter also provides that Mr. Ross will be granted an option to purchase up to 150,000 shares of the Company’s common stock at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Stock Market on the date prior to Mr. Ross’s start date. The option has a five (5) year term, subject to continued employment, and 37,500 shares of such option will vest on the first, second, third and fourth anniversaries of employment. The summary of the Offer Letter set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the document, a copy of which is being filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

On April 22, 2013, NeoGenomics Laboratories and Mr. Ross entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Non-Compete”) in connection with the Offer Letter. In part, the Non-Compete contains a two (2) year non-compete term post termination of the parties’ employment relationship. The foregoing summary of the Non-Compete does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the document, a copy of which is being filed with this Current Report on Form 8-K as Exhibit 10.2, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.

EXHIBIT	DESCRIPTION	LOCATION

Exhibit 10.1	Offer Letter between NeoGenomics Laboratories, Inc. and Steven Ross dated April 19, 2013	Provided herewith

Exhibit 10.2	Confidentiality, Non-solicitation and Non-compete Agreement dated April 22, 2013 between NeoGenomics Laboratories, Inc. and Steven Ross	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ George Cardoza
George Cardoza
Chief Financial Officer

Date: April 23, 2013

Exhibit Index

Exhibit No.	Description

10.1	Offer Letter between NeoGenomics Laboratories, Inc. and Steven Ross dated April 19, 2013

10.2	Confidentiality, Non-solicitation and Non-compete Agreement dated April 22, 2013 between NeoGenomics Laboratories, Inc. and Steven Ross